                                                               Exhibit (a)(1)(i)

                           THE SPORTS AUTHORITY, INC.

                           OFFER TO PURCHASE OPTIONS
                                   HAVING AN
                   EXERCISE PRICE OF $10.75 OR MORE PER SHARE


================================================================================

                   The Offer And Withdrawal Rights Expire At
                  5:30 P.M., Eastern Time, On October 5, 2001,
                          Unless The Offer Is Extended

================================================================================

     The Sports Authority, Inc. is offering option holders ("eligible holders") who, as of the date of this Offer to Purchase Options, are employees of The Sports Authority or any of its subsidiaries (other than employees who are executive officers (as defined below) of The Sports Authority) the opportunity to tender to The Sports Authority certain outstanding options to purchase shares of The Sports Authority common stock in exchange for a cash payment, as described below. The offer is limited to outstanding options granted under The Sports Authority 2000 Stock Option and Stock Award Plan (the "2000 Plan"), the 1996 Stock Option and Restricted Stock Plan (the "1996 Plan") and the 1994 Stock Option Plan (the "1994 Plan") (the 2000 Plan merged and replaced the 1996 and 1994 Plans) that have an exercise price of $10.75 or more per share ("eligible options").

     We are making this offer to purchase eligible options upon the terms and subject to the conditions set forth in this Offer to Purchase Options and in the related Election to Tender Eligible Options form (which together, as they may be amended or supplemented from time to time, constitute the "offer"). The offer is voluntary, and you may choose to keep your eligible options at their current exercise prices.

     All eligible options tendered and accepted by us pursuant to the offer will be purchased and cancelled. The amount of the cash payment you will receive for any options that you elect to tender that are purchased and cancelled by us will depend on the exercise price and expiration date of each option tendered, as set forth in the table below (minus tax withholding):

     ------------------------------------------------------------------
                                                           Cash Payment
      Grant Date      Exercise Price     Expiration Date    Per Option
     ------------------------------------------------------------------
      3/26/1996           $ 15.75           3/26/2006         $0.535
     ------------------------------------------------------------------
       10/28/96           $24.875          10/28/2006         $0.420
     ------------------------------------------------------------------
      3/11/1997           $ 19.25           3/11/2007         $0.585
     ------------------------------------------------------------------
      6/23/1997           $ 17.50           6/23/2007         $0.670
     ------------------------------------------------------------------
      1/28/1998           $ 10.75           1/28/2008         $0.990
     ------------------------------------------------------------------
       5/4/1998           $ 18.63            5/4/2008         $0.755
     ------------------------------------------------------------------

     Subject to the terms and conditions of the offer, we will pay you the cash payment for tendered eligible options promptly upon the closing of the offer, when we purchase and cancel eligible options accepted in the offer. The aggregate cash payment that you receive will represent taxable income to you, subject to tax withholding as explained below.

     This offer is not conditioned upon a minimum number of eligible options being tendered. This offer is subject to certain other conditions, which we describe in Section 8 of this Offer to Purchase Options.

     Although our Board of Directors has approved the offer, neither we nor our Board makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to tender your options. Members of our Board of Directors are not eligible to participate in the offer.

     You should direct questions about the offer, or requests for assistance or for additional copies of this Offer to Purchase Options or the election form, to Rosanne Mathews, Director of Compensation and Benefits, by telephone at (954) 535-3124 between the hours of 9:00 a.m. and 5:30 p.m., Eastern Time, or by mail to The Sports Authority, Inc., 3383 N. State Road 7, Ft. Lauderdale, Florida 33319, Attention: Rosanne Mathews, Director of Compensation and Benefits.


                               September 7, 2001

                                   IMPORTANT

     If you elect to tender your eligible options, you must complete and sign the election form accompanying this Offer to Purchase Options in accordance with its instructions, and mail or otherwise deliver it to The Sports Authority, Inc., 3383 N. State Road 7, Ft. Lauderdale, Florida 33319, Attention: Rosanne Matthews, Director of Compensation and Benefits.

     We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should consider only the information contained in the offer or to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with the offer other than the information and representations contained in the offer. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

     The offer has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Purchase Options. Any representation to the contrary is criminal offense.

                               TABLE OF CONTENTS

                                                                                                            Page
                                                                                                            ----
Summary Term Sheet..................................................................................           5

1.    General Questions About the Offer.............................................................           5
2.    Specific Questions About Eligibility to Participate...........................................           7
3.    Specific Questions About Tendering Eligible Options...........................................           8
4.    Specific Questions About the Cash Payment.....................................................           9
5.    Specific Questions About the Procedures for Tendering Eligible Options........................          10
6.    Basis for Your Decision to Participate........................................................          12

Offer Terms.........................................................................................          13

1.    The Offer; Eligible Options; Cash Payment.....................................................          13
2.    Expiration Date...............................................................................          14
3.    Material United States Federal Income Tax Consequences........................................          14
4.    Purpose of the Offer; Risks of Tendering......................................................          15
5.    Procedures for Electing to Tender Eligible Options............................................          16
6.    Withdrawal Rights.............................................................................          18
7.    Acceptance of Tendered Eligible Options.......................................................          18
8.    Conditions to the Offer.......................................................................          19
9.    Extension of the Offer; Termination; Amendment................................................          22
10.   Price Range of Common Stock Underlying Eligible Options.......................................          23
11.   Fees and Expenses; Source and Amount of Funds.................................................          23
12.   Interests of Directors and Executive Officers; Transactions
        Concerning Options and Common Stock.........................................................          23
13.   Status of Eligible Options Purchased and Cancelled by Us in the
        Offer; Accounting Consequences of the Offer.................................................          24
14.   Legal Matters; Regulatory Approvals...........................................................          24
15.   Additional Information........................................................................          24
16.   Miscellaneous.................................................................................          26

Schedule A

     Information Concerning the Directors and Executive Officers of The Sports Authority, Inc.

                               SUMMARY TERM SHEET


     The following are answers to some of the questions that you may have about the offer. We urge you to read carefully the remainder of this Offer to Purchase Options and the accompanying election form because the information in this summary and in the introduction preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Purchase Options and the election form. We have included references to the relevant sections of this Offer to Purchase Options where you can find a more complete description of the topics in this summary.

1.   GENERAL QUESTIONS ABOUT THE OFFER

     A.  Which options are eligible to be tendered for a cash payment?

     We are offering to purchase for a cash payment all outstanding options held by eligible holders to purchase shares of The Sports Authority common stock granted under The Sports Authority 2000 Stock Option and Stock Award Plan (the "2000 Plan"), the 1996 Stock Option and Restricted Stock Plan (the "1996 Plan") and the 1994 Stock Option Plan (the "1994 Plan") (the 2000 Plan merged and replaced the 1996 and 1994 Plans) that have an exercise price of $10.75 or more per share. The 2000 Plan, the 1996 Plan and the 1994 Plan are collectively referred to as the "Plans."

     We refer to these stock options in this Offer to Purchase Options as the "eligible options." This offer does not apply to shares of common stock purchased upon the exercise of such options. (Section 1)

     B.  Why is The Sports Authority offering a cash payment for the options?

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are concerned that the purposes of the Plans are not being achieved, and that these options are not creating a meaningful long-term performance incentive for employees to maximize shareholder value. In addition, by offering a cash payment to eligible holders, who hold options for which they will not be able to recognize any value until there is a significant recovery in the market price of our common stock, we hope to strengthen employee loyalty. We believe that it is in the best interests of The Sports Authority and its shareholders to offer some cash value to replace in part the element of the eligible holder's compensation that was intended to be represented by the ability to exercise options at an advantageous price.

     The offer also is intended to ensure that we are able to provide equity compensation in the future that will provide meaningful incentives to our employees. To that end, in March 2001 we adopted the Salaried Employees' Stock Option and Stock Award Plan (the "Salaried Plan"), under which 1,600,000 shares of our common stock have been reserved for issuance under stock option and restricted stock grants to full-time salaried employees other than executive officers. Grants of stock options and restricted stock will be made under the 2000 Plan and the Salaried Plan in the future, in the sole discretion of the Compensation Committee of The Sports Authority Board of Directors (the "Compensation Committee"). Participation in the offer will not affect your eligibility for future grants of stock options or restricted stock, and The Sports Authority is not making any commitment to grant you options or restricted stock in the future whether or not you participate in the offer. However, the offer will enhance our ability to make option and restricted stock grants in the future without adversely affecting our stock price. (Section 4)

     C.   How was the amount of the cash payment determined?

     In setting the cash payment amount, The Sports Authority determined what it believed to be the amount necessary to achieve the purposes of the offer. One purpose of the offer is provide an opportunity to option holders to obtain some immediate cash benefit from the portion of their compensation packages represented by option grants that are otherwise unlikely to provide any meaningful compensation in the near future. A second purpose is to provide The Sports Authority with maximum flexibility in making future option and restricted stock grants by reducing the number of outstanding options. (Section 4).

     The Sports Authority also took into account various values of the eligible options as determined by the Black-Scholes Options Pricing Model, which is a complex mathematical formula to calculate the theoretical present value of a stock option. In applying the Model, The Sports Authority incorporated variables such as stock price, exercise price, interest rates, expected option term and various stock price volatility measures. The cash payments offered do not reflect the full values of the eligible options as calculated under the Model; rather, the Model was used to ensure consistency between and among the cash payment amounts for each of the grants of eligible options despite their differing exercise prices and expiration dates.

     D. I understand that a number of companies in The Sports Authority's position are allowing employees to exchange their options for restricted stock or for new options with an exercise price to be based on the market price of the stock six months in the future. Why isn't The Sports Authority offering to exchange options?

     We believe that an approach that both offers immediate compensation in the form of the cash payment, but also facilitates future option and restricted stock grants to be made solely in the discretion of the Compensation Committee, best serves the interests of The Sports Authority and its shareholders.

     E.   How will the offer work?

     In order to accept our offer, you must make a voluntary election to tender eligible options for the cash payment set forth in the table below. Following our acceptance of your tender of options, we will purchase and cancel the options, and you will have no further rights in the options. (Section 5)

     F.   Are there any conditions to the offer?

     Although the offer is not conditioned upon a minimum number of eligible options being tendered, the offer is subject to a number of other conditions, including the conditions described in Section 8.

2.   SPECIFIC QUESTIONS ABOUT ELIGIBILITY TO PARTICIPATE

     A.   Who is eligible to participate in the offer?

     The offer is open to all full-time salaried employees of The Sports Authority and its subsidiaries (other than employees who are executive officers (as defined below) of The Sports Authority) who hold options that have an exercise price of $10.75 or more per share as of the date of the offer, September 7, 2001. We refer to such option holders in this Offer to Purchase Options as "eligible holders." As of September 7, 2001, 324,498 options were outstanding under the Plans with an exercise price of $10.75 or more per share
held by 227 holders who are eligible to participate in the offer.   (Section 1)

     B. Must I tender my eligible options to receive future grants of options or restricted stock?

     No. The grant of new options or restricted stock under the terms of the 2000 Plan or the Salaried Plan will be in the sole discretion of the Compensation Committee. Your decision to tender or refrain from tendering your existing options will not affect your eligibility to receive future grants. (Section 4)

     C. What happens if I leave The Sports Authority after I tender my options?

     If your employment with us terminates for any reason prior to the expiration of the offer, we will still purchase and cancel your tendered eligible options, since you were eligible to participate on the offer date. Alternatively, you may withdraw the options that you have elected to tender and exercise them to the extent they are vested in accordance with their terms. However, in such event, you will not receive the cash payment. Once the options that you have elected to tender have been purchased and cancelled, you will have no rights with respect to the options, and they will not be reissued or returned to you for any reason. (Section 7)

3.   SPECIFIC QUESTIONS ABOUT TENDERING ELIGIBLE OPTIONS


     A.   May I tender unvested options?

     Yes. You may tender your eligible options whether or not they are vested.

     B.   May I tender options that I have already exercised?

     No. This offer only pertains to outstanding eligible options, and does not apply in any way to shares purchased upon the exercise of options. If you have exercised an eligible option in its entirety, that option is no longer outstanding and is therefore not subject to the offer. If you have exercised an eligible option in part, you may tender the remaining outstanding portion of the option.

     C. If I have received more than one option grant, am I required to tender the eligible options subject to all of my grants?

     No. If you have eligible options under more than one option grant, you are not required to tender all of the eligible options subject to all of your option grants in order to participate in the offer. You may tender the eligible options subject to certain option grants and retain others. (Section 5)

     D. Can I tender only a portion of the eligible options subject to any one grant?

     No. If you tender any eligible options subject to a given option grant, you must tender all of the outstanding options covered by that grant. We will not accept a partial tender of outstanding options subject to any one grant. You will be required to indicate in the election form the particular option grants that you are tendering. All options outstanding subject to the option for that grant will be considered tendered for purchase and cancellation. (Section 5)

     E.   What happens if I do not tender my eligible options?

     The eligible options you currently hold may or may not be vested. If you do not accept the offer, then you may continue to exercise your options according to the terms of your existing option agreements. If your employment with us ends, you generally will be able to exercise your eligible options during the limited period specified in your option agreements, to the extent those options are vested on the day your employment ends. Your decision not to accept the offer will not affect your eligibility to receive future option or restricted stock grants, which will be made solely in the discretion of the Compensation Committee.

     F. If I do not want to tender any eligible options, do I have to return the election form?

     No.

     G.   If I participate in the offer, what happens to the tendered options?

     If you choose to participate in the offer and we accept your eligible options for purchase, we will cancel the options that you have tendered. The shares of common stock that were subject to the cancelled options would then be available for future grants of options or restricted stock under the 2000 Plan. The Sports Authority is not making any commitment to grant you any future options or restricted stock under the 2000 Plan or the Salaried Plan, whether or not you participate in the offer. (Section 13)

     H.   Will I have to pay taxes if I tender my eligible options in the offer?

     Yes. If you tender your eligible options, you will recognize ordinary income for U.S. federal income tax purposes at the time of the cash payment. In addition, the cash payment will be subject to tax withholding at a rate of 27.5%. (Section 3)

     We recommend that you consult your own tax advisor to determine the consequences of electing to tender eligible options.

4.   SPECIFIC QUESTIONS ABOUT THE CASH PAYMENT

     A.   How much cash will I receive for tendering my eligible options?

     Provided you meet the eligibility requirements and subject to the terms of the offer, we will pay you on a per option basis the dollar amount in cash (minus tax withholding), as set forth in the table on page 2 and in Section 1of this Offer to Purchase Options. In addition, your election form will list each of your outstanding eligible option grants and the cash payment amount offered for each option.

     B.   When will I receive my cash payment?

     Subject to the conditions of the offer, we will purchase and cancel the eligible options tendered in response to the offer, and make the cash payment to each participating eligible holder, promptly after the expiration of the offer, which is currently scheduled to occur on October 5, 2001, but may be extended in our discretion. (Section 7)

     C. How will The Sports Authority obtain the funds to make the cash payment?

     If all eligible options are tendered in the offer and accepted, the total amount of the cash payment payable to participating eligible holders would be $243,235. The Sports Authority intends to fund the cash payment out of available cash or existing lines of credit. (Section 11)


     D. Is the offer subject to a condition that The Sports Authority obtain financing?

     No.

     E. When will I be eligible to receive any new option or restricted stock grants?

     You will be ineligible for any additional stock option grants until the first trading day that is six months and one day after the purchase and cancellation date in order for us to avoid incurring compensation expense with respect to the grants against our earnings because of accounting rules. The Sports Authority does not intend to make any new option or restricted stock grants to eligible holders prior to that date. (Section 13)

5.   SPECIFIC QUESTIONS ABOUT THE PROCEDURES FOR TENDERING ELIGIBLE OPTIONS

     A. What is the deadline to tender my eligible options and will the deadline be extended?

     The offer expires on October 5, 2001, at 5:30 p.m., Eastern Time, unless we extend it.

     We do not currently intend to extend the deadline for the offer. However, we may, in our sole discretion, extend the deadline at any time. If the deadline is extended, we will provide notice of the extension no later than 9:00 a.m., Eastern Time, on the next business day following the previously scheduled deadline. (Section 2)

     B.   How do I tender my eligible options?

          If you elect to tender your eligible options, you must properly complete and sign the enclosed Election to Tender Options form and ensure that The Sports Authority receives the documents before 5:30 p.m., Eastern Time, on October 5, 2001. You may return your completed forms by hand delivery or by mail to The Sports Authority, Inc., 3383 N. State Road 7, Ft. Lauderdale, Florida 33319, Attention: Rosanne Mathews, Director of Compensation and Benefits. We recommend that you use registered mail with return receipt requested. If we extend the offer beyond that time, you must deliver these documents before the extended expiration of the offer.

          We will accept only one election form from each option holder. If you are unsure as to which options you wish to tender, you can hold off deciding until later in the offer.

          We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all eligible options that are properly and timely tendered by eligible holders and which are not validly withdrawn. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept all options, which are properly and timely tendered, promptly after the expiration of the offer. (Section 5)

     C.   What will happen if I do not return my election form by the deadline?

     If you do not return your election form by the deadline, then you will not participate in the offer, and all eligible options you currently hold will remain outstanding at their original exercise prices and other terms. (Section
2)

     D. During what period of time may I withdraw previously tendered eligible options?

     You may withdraw previously tendered eligible options at any time before the deadline of 5:30 p.m., Eastern Time, on October 5, 2001. If we extend the offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the offer.

     To withdraw tendered eligible options, you must deliver to us a written notice of withdrawal with the required information while you still have the right to withdraw the tendered options. We must receive your written notice of withdrawal before the deadline. Once you have withdrawn your options, you may re-elect to tender the options before the deadline by notifying The Sports Authority again in writing at the above address. (Section 6)

     E.   What happens if The Sports Authority is acquired after the offer?

     If we are acquired after we purchase and cancel the options that you have tendered in the offer, you would not be able to benefit from any of the rights afforded you under the Plans and option agreements with respect to changes of control. (Section 16)

6.   BASIS FOR YOUR DECISION TO PARTICIPATE

     A.   How should I decide whether or not to participate?

     The decision of whether or not to participate must be each eligible holder's individual decision, since the terms of your eligible options differ and since every holder's situation is unique. Your decision will depend on, among other things, your assumptions about and outlook for the economic environment, the retail business sector, and The Sports Authority's business and stock price. You should also consider your individual financial and employment situation.

     B. What do you and The Sports Authority Board of Directors think of the offer?

     Although our Board of Directors has approved our making the offer, neither we nor our Board makes any recommendation as to whether you should tender or refrain from tendering your eligible options. You must make your own decision whether to tender your options. Our Directors are not eligible to participate in the offer. (Section 4)

     C.   Who can I talk to if I have questions about the offer?

     For additional information or assistance, you should contact:

          The Sports Authority, Inc.
          3383 N. State Road 7
          Ft. Lauderdale, Florida 33319
          Attention: Rosanne Mathews, Director of Compensation and Benefits telephone: (954) 535-3124

                                  OFFER TERMS


1.   The Offer; Eligible Options; Cash Payment
     -----------------------------------------

     The Sports Authority is offering a cash payment for all outstanding options that were granted to current employees of The Sports Authority and its subsidiaries (other than employees who are executive officers (as defined below) of The Sports Authority) ("eligible holders") under the Plans and that have an exercise price of $10.75 or more. Holders of The Sports Authority options who are former employees of The Sports Authority as of the date of the offer are not eligible to participate in the offer. In this document, we refer to options owned by eligible holders that have an exercise price of $10.75 or more as "eligible options."

     "Executive officers" has the same meaning as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934 (the "Exchange Act"), and will also include "officers," as that term is defined in Exchange Act Rule 16a-1(f).

     We are making the offer upon the terms and subject to the conditions set forth in this Offer to Purchase Options and in the related election form (which together, as they may be amended from time to time, constitute the "offer").

     All eligible options tendered and accepted for purchase by us pursuant to the offer will be cancelled. The amount of cash that you will receive in exchange for any options that you elect to tender and that are purchased and cancelled by us will be determined as set forth in the table below (minus tax withholding):

     ----------------------------------------------------------------
        Grant Date      Exercise Price     Expiration   Cash Payment
                                              Date       Per Option
     ----------------------------------------------------------------
       3/26/1996            $ 15.75        3/26/2006       $0.535
     ----------------------------------------------------------------
        10/28/96            $24.875       10/28/2006       $0.420
     ----------------------------------------------------------------
       3/11/1997            $ 19.25        3/11/2007       $0.585
     ----------------------------------------------------------------
       6/23/1997            $ 17.50        6/23/2007       $0.670
     ----------------------------------------------------------------
       1/28/1998            $ 10.75        1/28/2008       $0.990
     ----------------------------------------------------------------
        5/4/1998            $ 18.63         5/4/2008       $0.755
     ----------------------------------------------------------------


     The offer is not conditioned upon a minimum number of options being tendered. The offer is subject to other conditions that we describe in Section 8 of this Offer to Purchase Options.

     As of September 7, 2001, 3,637,930 options were issued and outstanding under the Plans. Of these options, 324,498 eligible options have an exercise price of $10.75 or more and were held by 227 eligible holders. The shares of common stock issuable upon exercise of the options that we are offering to purchase for cash represent approximately 1.0% of the total shares of our common stock outstanding.

     All eligible options accepted by us pursuant to the offer will be purchased and cancelled.

2.   Expiration Date.
     ---------------

     Upon the terms and subject to the conditions of the offer, we will pay cash for eligible options that are properly tendered and not validly withdrawn by eligible holders in accordance with Section 5 before the "expiration date." The term "expiration date" means 5:30 p.m., Eastern Time, on October 5, 2001, unless and until we, in our sole discretion, extend the period of time during which the offer will remain open, in which event the term "expiration date" refers to the latest time and date at which the offer, as so extended, expires. See Section 9 for a description of our rights to extend, terminate and amend the offer.

3.   Material United States Federal Income Tax Consequences.
     ------------------------------------------------------

     The following is a general summary of the material United States federal income tax consequences of the offer and of the purchase and cancellation of eligible options pursuant to the offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the offer, all of which are subject to change, possibly on a retroactive basis.
This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible holders. This discussion is limited to employees who are United States citizens and are employed in the United States. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and foreign, state and local tax consequences. You should consult your personal tax advisor with respect to the application of the United States federal income tax laws to your own personal circumstances, changes in these laws and the possible effect of other taxes.

     (a)  Purchase and Cancellation of Eligible Options for Cash.

     If you tender your eligible options pursuant to the offer, you will recognize ordinary income for federal income tax purposes at the time that we make the cash payment to you. The cash payments will constitute wage income and will be subject to income tax withholding. Pursuant to the federal tax laws, The Sports Authority will withhold at a flat 27.5% rate applicable to supplemental income.

     (b)  Tax Treatment of Eligible Options That Are Not Purchased and Canceled.

     The tax treatment with respect to those eligible options that you choose not to tender, or that are tendered but are not accepted for purchase and cancellation, and that will therefore remain outstanding, is as follows: When you exercise an option and purchase shares of common stock, you will have taxable income in an amount equal to the fair market value of the shares of common stock at the time of exercise less the amount that you paid for the shares. When you sell the shares of common stock acquired through the exercise of an option at a later date, you will have a capital gain or loss in an amount equal to the difference between the amount that you receive from the sale and your "basis" in the shares (i.e., the amount you paid for the shares, plus the
                            ----
amount of taxable income that you recognized when you exercised the option). The applicable capital gain tax rate will depend on the length of time you hold the shares and other factors.

4.   Purpose of the Offer; Risks of Tendering.
     ----------------------------------------

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are concerned that the purposes of the Plans are not being achieved, and that these options are not creating a meaningful long-term performance incentive for employees to maximize shareholder value.

     In addition, by offering a cash payment to eligible holders, who hold options for which they will not be able to recognize any value until there is a significant recovery in the market price of our common stock, we hope to strengthen employee loyalty. We believe that it is in the best interests of The Sports Authority and its shareholders to offer some cash value to replace in part the element of the eligible holder's compensation that was intended to be represented by the ability to exercise options at an advantageous price.

     By canceling outstanding eligible options, we hope to facilitate the grant of new options and restricted stock under the 2000 Plan and the Salaried Plan to provide our employees with the benefit of owning awards that over time may have a greater potential to increase in value, create better performance incentives for employees, and thereby maximize shareholder value. Unless we reduce the number of outstanding options, our ability to grant new options and restricted stock would be impaired by a concern that significant dilution of our earnings per share may potentially result from the options remaining outstanding and thus may adversely affect the market price of our common stock.

     Any future grant of options and restricted stock will be made in the sole discretion of the Compensation Committee. Because we will not grant any new options and restricted stock to eligible holders until on or after the first trading day that is at least six months and one day after the date on which we purchase and cancel eligible options in the offer, any new options granted to you may have a higher exercise price than some or all of your current outstanding options. In addition, you should remember that our stock price has always been subject to significant fluctuations, and we cannot guarantee that our stock price will remain at or above the exercise price of any such new options.

     If you do not remain an employee of The Sports Authority or one of our subsidiaries on the date we grant options or restricted stock in the future, you will not receive any new options or restricted stock regardless of how or why your employment terminated.

     We continually evaluate strategic opportunities as they arise and may enter into strategic or other transactions in the future. Such transactions may significantly change our capital structure, ownership and management and could prevent or delay the granting of new options or restricted stock, or significantly affect the price of our common stock at which new options may be granted.

     You will be at risk during the period following cancellation of options and prior to any future grants for these and other reasons. In the event that you have tendered your eligible options and a change of control occurs before you are granted any new options, you will not be able to benefit from any such increase in the price of our common stock or from any of the rights afforded you under the Plans and your option agreements with respect to changes of control.

     Subject to the foregoing, we presently have no plans or proposals that relate to or would result in a strategic or other transaction affecting control of The Sports Authority (other than an extension of our Shareholders Rights Plan, which is scheduled to expire on October 5, 2001).

     Neither we nor our Board of Directors makes any recommendation as to whether you should tender your eligible options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Purchase Options and to consult your own investment and tax advisors. You must make your own decision whether to tender your options for purchase and cancellation.

5.   Procedures for Electing to Tender Eligible Options.
     --------------------------------------------------

     (a)  Proper Tender of Eligible Options.

     To validly tender your eligible options pursuant to the offer, you must properly complete, sign and deliver to us the enclosed Election to Tender Eligible Options. We must receive all of the required documents at The Sports Authority, Inc., 3383 N. State Road 7, Ft. Lauderdale, Florida 33319, Attention:
Rosanne Mathews, Director of Compensation and Benefits, before the expiration date.

     You are not required to participate in the offer. If you tender any eligible options, you may tender one option grant in its entirety and not tender another. However, you may not tender less than all of a particular outstanding option grant.

     The method of delivery of all documents, including the election form and your option agreements, is at the election and risk of the electing eligible holder. However, we will only accept paper delivery, and therefore delivery by e-mail or fax will not be accepted. Hand delivery will be accepted. If delivery is by mail, you should allow sufficient time to ensure timely delivery and consider using registered mail with return receipt requested.

     (b) Determination of Validity; Rejection of Tenders; Waiver of Defects; No Obligation to Give Notice of Defects.

     We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any election to tender eligible options. Our determination of these matters will be final and binding upon all persons.

     We reserve the right to reject any or all elections to tender eligible options that we determine do not comply with the conditions of the offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for purchase and cancellation all eligible options that have been properly and timely tendered and that are not validly withdrawn.

     We also reserve the right to waive any of the conditions to the offer or any defect or irregularity in any election with respect to any particular eligible options or any particular eligible holder. No election to tender eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     (c)  Our Acceptance Constitutes an Agreement.

     Your election to tender eligible options for cash pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of the options that you have elected to tender pursuant to the offer will constitute a binding agreement between you and The Sports Authority upon the terms and subject to the conditions of the offer. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept for purchase and cancellation promptly after the expiration of the offer all options that have been properly tendered that have not been validly withdrawn.

6.   Withdrawal Rights.
     -----------------

     You may only withdraw the eligible options that you have tendered in accordance with the provisions of this Section 6.

     You may withdraw the eligible options that you have tendered at any time before 5:30 p.m., Eastern Time, on October 5, 2001. If we extend the offer beyond that time, you may withdraw your options at any time until the extended expiration of the offer. In addition, unless we accept the options that you have tendered before 12:00 midnight, Eastern Time, on November 2, 2001, you may withdraw your options after that date until they are accepted.

     To validly withdraw the eligible options that you have tendered, you must deliver to us at the following address a written notice of withdrawal, with the required information, while you still have the right to withdraw your options:

          The Sports Authority, Inc.
          3383 N. State Road 7, Ft. Lauderdale, Florida 33319
          Attention: Rosanne Mathews, Director of Compensation and Benefits

     The notice of withdrawal must specify your name, the grant date, exercise price and the number of eligible options subject to the grant to be withdrawn. You may withdraw some, but not all, of the options that you have tendered; you may not withdraw only a portion of a particular option grant.

     You may not rescind any withdrawal, and any eligible options that you withdraw will thereafter be deemed not properly tendered for purposes of the offer, unless you properly elect to re-tender those options before the expiration date by notifying The Sports Authority in writing at the above address of your election to re-tender the withdrawn options.

     Neither The Sports Authority nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal or re-tender, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal or re-tender. Our determination of these matters will be final and binding upon all persons.

7.   Acceptance of Tendered Eligible Options.
     ---------------------------------------

     Upon the terms and subject to the conditions of the offer, and as promptly as practicable following the expiration date, we will accept for purchase and cancellation all eligible options that have been properly tendered and not validly withdrawn before the expiration date. We will give you a written notice of our acceptance of your tendered options.

     We will not make any option grants to any eligible holders for a period ending on the first trading day that is six months and one day following the purchase and cancellation date in order for us to avoid incurring compensation expense against our earnings because of accounting rules that could apply to any such interim grants as a result of the offer. Your decision to participate or not to participate in the offer will not affect your future eligibility for option or restricted stock grants.

     For purposes of the offer, we will be deemed to have accepted eligible options that are validly tendered and not properly withdrawn as, if and when we give written notice to eligible holders of our acceptance of such options. Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept for purchase and cancellation promptly after the expiration of the offer all options that have been properly tendered and not validly withdrawn before the expiration date.

8.   Conditions to the Offer.
     -----------------------

     Notwithstanding any other provision of the offer, we will not be required to accept for purchase and cancellation any tendered eligible options, and we may terminate or amend the offer, or extend our acceptance of any tendered options in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after September 7, 2001 and prior to the expiration date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise thereto, including any action or omission by us, the occurrence of such event or events makes it inadvisable for us to proceed with the offer or with such acceptance of tendered options:

     (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options tendered pursuant to the offer, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of The Sports Authority or of any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          (1) make the acceptance of tendered options illegal or otherwise restrict or prohibit consummation of the offer or otherwise relate in any manner to the offer;

          (2) delay or restrict our ability, or render us unable, to accept some or all of the tendered options; or

          (3) materially and adversely affect the business, condition (financial or other), income, operations or prospects of The Sports Authority or of any of our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the offer to us;

     (c)  there shall have occurred:

          (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

          (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

          (3) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly affecting the United States;

          (4) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

          (5) any significant increase or decrease in the market price of the shares of our common stock, or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), operations or prospects of The Sports Authority or of any of our subsidiaries or on the trading in our common stock;

          (6) any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, condition (financial or other), operations or prospects or that of any of our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the offer; or

          (7) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof;

     (d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

          (1) any person, entity or "group," within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before August 29, 2001;

          (2)  any such person, entity or group that has filed a Schedule
               13D or Schedule 13G with the SEC before August 29, 2001 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (3) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or of any of our subsidiaries; or

     (e) any change or changes shall have occurred in our business, condition (financial or other), assets, income, operations, prospects or stock ownership or that of any of our subsidiaries that, in our reasonable judgment, is or may be material to us or any of our subsidiaries.

     The conditions to the offer are for our benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our sole discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights.
The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 8 will be final and binding upon all persons.

9.   Extension of the Offer; Termination; Amendment.
     ----------------------------------------------

     We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in
Section 8 has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay the acceptance of any eligible options for purchase and cancellation by giving written notice thereof.

     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer upon the occurrence of any of the conditions specified in Section 8, by giving written notice of such termination or amendment to eligible holders. Notwithstanding the foregoing, we will return tendered options promptly after termination or withdrawal of the offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event set forth in Section 8 has occurred or is deemed by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer or by decreasing or increasing the number of options being sought in the offer.

     Amendments to the offer may be made at any time and from time to time by written notice of the amendment to eligible holders. In the case of an extension, the amendment must be issued, and written notice thereof will be forwarded to eligible holders, no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced expiration date.

     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1)(ii) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer will depend on the facts and circumstances, including the relative materiality of such terms or information, except in the case of a change in price or a change in the number of options sought, which requires that ten business days remain in the offer period following the announcement of the change.

     For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

10.  Price Range of Common Stock Underlying Eligible Options.
     -------------------------------------------------------

     Our common stock is quoted on the New York Stock Exchange under the symbol "TSA." The following table shows, for the periods indicated, the high and low sale prices per share of our common stock as reported by the Exchange:

     Quarter Ended                                     High ($)    Low ($)
     -------------                                     --------    -------

     September 30, 2001 (through September 4, 2001)..    5.15        2.85
     June 30, 2001...................................    3.51        1.45
     March 31, 2001..................................    4.26       1.125
     December 31, 2000...............................   2.125        1.00
     September 30, 2000..............................  2.6875      1.3125
     June 30, 2000...................................   3.625       1.125
     March 31, 2000..................................    3.25       1.875
     December 31, 1999...............................   3.375       1.625
     September 30, 1999..............................  5.1875      2.8125

     On September 4, 2001, the closing price of our common stock, as reported by the New York Stock Exchange, was $5.00 per share.

     Our stock price has been, and in the future may be, volatile and may rise or decline. The trading price of our common stock has fluctuated in the past, and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible options.

11.  Fees and Expenses; Source and Amount of Funds.
     ---------------------------------------------

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible options pursuant to the offer. The Sports Authority will pay all of the costs and expenses for the preparation and dissemination of this Offer to Purchase Options and the related election form. We expect that our fees and expenses for the offer will be about $22,000. Assuming all 227 eligible options are tendered and accepted, we will need a maximum of $243,235 to make the cash payment. We will use available cash or existing lines of credit to pay these costs.

12.  Interests of Directors and Executive Officers; Transactions Concerning
     ----------------------------------------------------------------------
     Options and Common Stock.
     ------------------------

     A list of our directors and executive officers is attached to this Offer to Purchase Options as Schedule A. As of September 7, 2001, our executive officers and Directors as a group beneficially owned options outstanding under the Plans and our Director Stock Plan to purchase a total of 2,126,571 shares of our common stock, which represented approximately 49.6% of the shares subject to all options outstanding under our various plans as of that date. Our executive officers and Directors, including those who are employees, are not eligible to participate in the offer.

     To the best of our knowledge, there have been no transactions that The Sports Authority, its Directors or executive officers or the affiliates of any of its Directors or executive officers engaged in that involved options to purchase The Sports Authority common stock or involved a purchase or sale of The Sports Authority common stock during the 60 days prior to the date of the offer.

13.  Status of Eligible Options Purchased and Cancelled by Us in the Offer;
     ----------------------------------------------------------------------
     Accounting Consequences of the Offer.
     ------------------------------------

     All tendered eligible options that are accepted will be purchased and cancelled. The shares of our common stock underlying all such options will, after such purchase and cancellation, be available for future awards to employees and other eligible participants under the 2000 Plan.

     We will recognize a compensation expense in the amount of the cash payments made with respect to eligible options that are purchased and cancelled pursuant to the offer as of the date of such purchase and cancellation. We believe that we will not incur any compensation expense with respect to options that remain outstanding following the close of the offer or that are granted following the close of the offer solely as a result of the transactions contemplated by the offer.

14.  Legal Matters; Regulatory Approvals.
     -----------------------------------

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our purchase and cancellation of eligible options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the purchase and cancellation of our options as contemplated by the offer. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to accept tendered options under the offer is subject to the conditions described in Section 8.

15.  Additional Information.
     ----------------------

     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Purchase Options is a part. This Offer to Purchase Options does not contain all of the information about the offer contained in the Schedule TO and the exhibits to the Schedule TO.

     Additional information concerning The Sports Authority may be found in the Schedule TO, including its exhibits, and in the following materials, which we have filed with the SEC:

     1. our Annual Report on Form 10-K for the fiscal year ended February 3, 2000;

     2.   our Quarterly Report on Form 10-Q for the quarter ended May 5, 2001;

     3. our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 18, 2001;

     4. our Registration Statement on Form S-8 (File No. 333-56484), registering shares to be issued under The Sports Authority, Inc. Salaried Employees' Stock Option and Stock Award Plan, filed with the SEC on March 2, 2001; and

     5. our Registration Statement on Form S-8 (File No. 333- 40252), registering shares to be issued under The Sports Authority, Inc. 2000 Stock Option and Stock Award Plan, filed with the SEC on June 28, 2000.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.      7 World Trade Center        500 West Madison Street
       Room 1024                 Suite 1300                    Suite 1400
    Washington, D.C.         New York, New York            Chicago, Illinois
        20549                      10048                         60661


     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov. Click on "Filings and Forms (EDGAR)/ Search for Company Filings"; then click on "Quick Forms Lookup"; and enter "Sports Authority" as the company name.

     Our common stock is quoted on the New York Stock Exchange under the symbol "TSA," and our SEC filings can be examined at the following NYSE address:

                            New York Stock Exchange, Inc.
                            20 Broad Street
                            New York, New York  10005

     We will also provide, without charge to each person to whom a copy of this Offer to Purchase Options is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                            The Sports Authority, Inc.
                            3383 N. State Road 7
                            Ft. Lauderdale, Florida 33319
                            Attention: Rosanne Mathews, Director of
                            Compensation and Benefits

or by telephoning us at (954) 535-3124 between the hours of 9:00 a.m. and 5:30 p.m., Eastern Time.

     The information about us contained in this Offer to Purchase Options should be read together with the information contained in the documents to which we have referred you.

16.  Miscellaneous.
     -------------

     This Offer to Purchase Options and our SEC reports referred to above include "forward-looking statements" made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this Offer to Purchase Options and in our SEC reports, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" as they relate to our company or our management are intended to identify these forward-looking statements. In addition, all statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. As such, they involve risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. The forward-looking statements are based on assumptions about consumer confidence, changes in discretionary consumer spending and consumer preferences, particularly as they relate to sporting goods, athletic footwear and apparel and the company's particular merchandise mix and retail locations; the company's ability to effectively implement its merchandising, inventory control, marketing, store remodeling, electronic commerce and other strategies; increasing competition from other retailers; unseasonable weather; fluctuating sales margins; product availability; and capital spending levels.
We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances after the date such statements were made.

     We have not authorized any person to make any recommendation on our behalf or on behalf of our Board of Directors as to whether you should tender or refrain from tendering your eligible options pursuant to the offer. You should consider only the information contained in this document and the related election form, and to other documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in such documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us or the Board of Directors.

                                   SCHEDULE A

                      INFORMATION CONCERNING THE DIRECTORS
              AND EXECUTIVE OFFICERS OF THE SPORTS AUTHORITY, INC.

The directors and executive officers of The Sports Authority, Inc. and their positions and offices as of September 7, 2001 are set forth in the following table:

       Name                 Age                                          Position(s)
----------------            ---              ---------------------------------------------------------
Martin E. Hanaka             52              Chairman of the Board and Chief Executive Officer
A. David Brown               59              Director
Mary Elizabeth Burton        49              Director
Cynthia R. Cohen             48              Director
Steve Dougherty              54              Director
Julius W. Erving             51              Director
Carol A. Farmer              57              Director
Kevin M. McGovern            53              Director
Charles H. Moore             72              Director
Elliott J. Kerbis            49              Executive Vice President - Merchandising and Sales
                                             Promotion
James R. Tener               52              Executive Vice President and Chief Operating Officer
George R. Mihalko            46              Executive Vice President and Chief Financial Officer
Arthur Quintana              52              Senior Vice President - Supply Chain

The business address of each of the directors and executive officers of The Sports Authority, Inc. is:

                      c/o  The Sports Authority, Inc.
                      3383 N. State Road 7
                      Ft. Lauderdale, Florida 33319